                                                                     Exhibit 2.2

                                VOTING AGREEMENT

                  VOTING AGREEMENT, dated as of June 12, 2002 (this "Agreement") by and among Vector Merger Corp., a New Jersey corporation ("Merger Sub"); each of Joel Cartun, Susan Cartun, as Trustee for Jeffrey Cartun Investment Trust d/t/d 12/10/96, Susan Cartun, as Trustee for the Alissa Cartun Investment Trust d/t/d 12/10/96, Brendan Keating, Michael Helfand and Steve Bardwell (each a "Stockholder" and collectively, the "Stockholders"); and, for purposes of
Section 9 only, Vestcom International, Inc., a New Jersey corporation (the "Company").

                                    RECITALS

                  Merger Sub, the Company and the other parties named therein propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of Merger Sub with and into the Company, in which the Company will be the surviving entity, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement as entered into on the date hereof.

                  As of the date hereof, the Stockholders are the record and beneficial owner of an aggregate of 1,829,800 shares of common stock of the Company (the "Company Common Stock"), par value $.01 per share (the "Existing Shares" and, together with any shares of Company Common Stock acquired by the Stockholders after the date hereof, whether upon the exercise of warrants, options or rights, the conversion or exchange of any Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, the "Subject Shares").

                  As an inducement and a condition to entering into the Merger Agreement, Merger Sub has required that the Company and the Stockholders agree, and the Company and the Stockholders have agreed, to enter into this Agreement.

                  The Stockholders, the Company and Merger Sub desire to set forth their agreement with respect to the voting of the Subject Shares in connection with the Merger Agreement and the Transactions upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

                  To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

                  1. Covenants of the Stockholders. Until the termination of this Agreement in accordance with Section 6, the Stockholders agree, severally and not jointly, as follows:

                  (a) Agreement to Vote. At any meeting of the shareholders of the Company called for purposes that include approval of the Merger Agreement, the Transactions or any Acquisition Transaction, however called, or at any adjournment thereof, or in connection with any written consent of the holders of shares of Company Common Stock, or in any other circumstances in which the Stockholders are entitled to vote, consent or give any other approval with respect to the Merger Agreement, the Transactions or any Acquisition Transaction, each Stockholder hereby irrevocably agrees to vote (or cause to be voted) its Subject Shares in favor of the adoption and approval of the Merger Agreement and the Transactions and the approval of the terms thereof and each of the other actions contemplated by this Agreement or the Merger Agreement, and any amendments hereto or thereto.

                  At any meeting of shareholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the holders of shares of Company Common Stock or in any other circumstances in which the Stockholders are entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Merger Sub, each Stockholder shall vote (or cause to be voted) its Subject Shares against the following actions:

                           (i) any action or agreement that would result in a
breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholders hereunder, or that would result in any of the conditions set forth in the Merger Agreement not being satisfied; or

                           (ii) any action or agreement that could reasonably be
expected to impede, interfere with, delay, postpone or attempt to discourage the Merger and/or the other Transactions, including, but not limited to: (A) the adoption by the Company of a proposal regarding (1) the acquisition of the Company by merger, tender offer or otherwise by any person other than Merger Sub or any designee thereof (a "Third Party"), or any other merger, combination or similar transaction with any Third Party; (2) the acquisition by a Third Party of 5% or more of the assets of the Company and its subsidiaries, taken as a whole (whether by the acquisition of assets or securities of, or any merger, consolidation or other business combination involving, the Company or any of its subsidiaries); (3) the acquisition by a Third Party of 5% or more of the outstanding shares of Company Common Stock, or (4) the repurchase by the Company and/or any of its subsidiaries of 5% or more of the outstanding shares of Company Common Stock; (B) any amendment of the Company's Certificate of Incorporation or By-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction could in any manner reasonably be expected to impede, delay, prevent or nullify the Merger, the Merger Agreement or the Transactions, or change in any manner the rights and privileges, including, without limitation, voting rights of any class of the Company's capital stock; (C) any change in the management or board of directors of the Company that could in any manner reasonably be expected to impede, delay, prevent or nullify the Merger, the Merger Agreement or the Transactions; (D) any change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business. Each Stockholder shall not commit or agree to vote (or cause to be voted) its Subject Shares in favor of any such action.

                  (b) PROXIES. AS SECURITY FOR THE AGREEMENTS OF THE STOCKHOLDERS PROVIDED FOR HEREIN, EACH STOCKHOLDER HEREBY GRANTS TO MERGER SUB AN IRREVOCABLE PROXY TO VOTE ITS SUBJECT SHARES AS INDICATED IN SECTION 1(a) ABOVE IN THE FORM ATTACHED HERETO AS EXHIBIT A. THIS PROXY SHALL BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT AND COUPLED WITH AN INTEREST AND EACH OF THE STOCKHOLDERS AND MERGER SUB WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDERS HEREBY REVOKE ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDERS WITH RESPECT TO THE SUBJECT SHARES.

                  (c) Transfer Restrictions. Each Stockholder agrees not to (i) tender pursuant to a tender offer, (ii) otherwise sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by operation of law, by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of such Stockholder or by any other means (collectively, "Transfer")), or enter into any contract, option or other arrangement or understanding (whether directly or indirectly, and including any profit sharing arrangement) with respect to the Transfer of any of its Subject Shares other than pursuant to the terms hereof, the Merger Agreement and the Contribution Agreement, (iii) relinquish control of the voting power with respect to its Subject Shares, enter into any voting trust, voting arrangement or understanding with respect to its Subject Shares, whether by proxy, voting agreement or otherwise, or grant any proxy (except as provided in this Agreement) or (iv) take any action that could reasonably be expected to make any of such Stockholders' representations or warranties contained herein untrue or incorrect or could reasonably be expected to have the effect of preventing or disabling such Stockholder from performing any of its obligations hereunder; provided, that any Stockholder may Transfer any of its Subject Shares to a Family Member (as defined below) so long as such Stockholder continues to retain sole control of the voting power with respect to the Subject Shares that are the subject of such Transfer and such Transfer does not otherwise violate or cause a breach of such Stockholder's obligations under the Contribution Agreement; provided, further that, in the event of a Stockholder's death during the term of this Agreement, the Subject Shares of such Stockholder may be Transferred in accordance with such Stockholder's last will and testament, or if none, in accordance with the applicable laws of interstate succession, in either of which cases, the Subject Shares shall remain subject, in all respects, to the terms of this Agreement and such transferee must acknowledge that he, she or it is taking such Subject Shares subject to and that he, she or it shall be fully bound by the terms of this Agreement applicable to such Subject Shares by executing a joinder to this Agreement substantially in the form attached hereto as Exhibit B and delivering such executed joinder to the Secretary of Merger Sub as soon as reasonably practicable after such Transfer. For purposes hereof, "Family Members" shall mean (i) such person's spouse, former spouse, descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, "relatives"), (ii) the trustee, fiduciary or personal representative of such person and any trust solely for the benefit of such person and/or such person's relatives or (iii) any limited partnership or limited liability company the governing instruments of which provide that such person shall have the exclusive, nontransferable power to direct the management and policies of such entity including, without limitation, voting and disposition of investments and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will remain, limited to such person and such person's relatives. Notwithstanding anything contained herein to the contrary, a Stockholder may tender its Subject Shares pursuant to any tender offer if (x) at least a majority of the outstanding shares of Company Common Stock has been tendered (excluding any Subject Shares held by any Stockholder who has participated in such tender) in connection with such tender offer and (y) such Stockholder has not breached any provision of Section 1 or 5(b) of this Agreement in any respect or any other provision of this Agreement in any material respect; provided, however, that in the event that any holder of Company Common Stock withdraws from such tender offer and as a result of such withdrawal, a majority of the shares of Company Common Stock have no longer been tendered (excluding any Subject Shares held by any Stockholder that have been tendered in such tender offer) in connection with such tender offer, no Stockholder shall be permitted to tender any of its Subject Shares in such tender offer and any Stockholder who had already tendered any of its Subject Shares must withdraw the tender of its Subject Shares from such tender offer until such time, if any, as the condition described in clause
(x) above has been satisfied again, so long as the condition described in clause
(y) remains satisfied and subject to this proviso.

                  (d) Stop Transfer. Each Stockholder hereby authorizes and requests the Company and its counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of its Subject Shares (and that this Agreement places limits on the voting of the Subject Shares). Each Stockholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such Transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the shares of Company Common Stock by reason of any stock dividend or distribution, or any change in the shares of Company Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged. Each Stockholder shall be entitled to receive and retain any cash dividend paid by the Company during the term of this Agreement until the Subject Shares are canceled in the Merger.

                  (e) Appraisal Rights. EACH STOCKHOLDER HEREBY ACKNOWLEDGES THAT IT HAS NO RIGHTS AS TO APPRAISAL, DISSENT OR ANY SIMILAR OR RELATED MATTER WITH RESPECT TO THE MERGER OR THE OTHER TRANSACTIONS.

                  2. Representations and Warranties of the Stockholders. Each Stockholder hereby severally but not jointly represents and warrants to Merger Sub as of the date hereof as follows:

                  (a) No Conflict. The execution and delivery of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated hereby will not, (i) violate any law applicable to such Stockholder or (ii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party, except for any such breaches or defaults which would not materially impair the ability of such Stockholder to perform its obligations hereunder.

                  (b) Required Filings and Consents. The execution and delivery of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state "blue sky" laws or takeover laws, the pre-merger notification requirements of the HSR Act, and filings and recordation of appropriate merger documents as required by New Jersey Law and (ii) where the failure to obtain such other consents, approvals, authorizations or permits, or to make such filings or notifications would not materially impair the ability of such Stockholder to perform its obligations hereunder.

                  (c) Shares. The Existing Shares of such Stockholder are, and the Subject Shares of such Stockholder as of the Effective Time will be, owned beneficially and of record by such Stockholder. The Existing Shares and all warrants, options or other rights to acquire any shares of Company Common Stock (including the applicable exercise price) that are owned, of record or beneficially, by such Stockholder are set forth opposite such Stockholder's name on Schedule 2(c) attached hereto. The Existing Shares of such Stockholder constitute all of the shares of Company Common Stock owned of record or beneficially by such Stockholder as of the date hereof. All of the Existing Shares of such Stockholder are issued and outstanding and except as set forth on
Schedule 2(c) attached hereto, such Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Company Common Stock. Such Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power to demand appraisal rights (to the extent such rights are available) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his Existing Shares, and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power to demand appraisal rights (to the extent such rights are available) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his Subject Shares as of the Effective Time, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Stockholder has good and valid title to his Existing Shares and at all times during the term hereof and on the Effective Time will have good and valid title to his Subject Shares, in each case, free and clear of all Liens and free of any other limitation or restriction, except pursuant to this Agreement or applicable securities laws. There are no existing options, warrants, calls, stock appreciation right or similar phantom equity securities with respect to the Subject Shares of such Stockholder.

                  (d) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder, in his capacity as a shareholder, for which the Company or the Surviving Corporation shall have any liability.

                  3. Representations and Warranties of Merger Sub. Merger Sub hereby represents and warrants to the Stockholders as of the date hereof as follows:

                  (a) Organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Corporate Authorization; Validity of Agreement; Necessary Action. Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and no other corporate action or proceedings on the part of Merger Sub is necessary to authorize the execution and delivery by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Merger Sub, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and considerations of public policy.

                  (c) No Conflict. The execution and delivery of this Agreement by Merger Sub does not, and the consummation by Merger Sub of the transactions contemplated hereby by will not (i) conflict with or violate the charter documents, By-laws or other organizational documents of Merger Sub, (ii) conflict with or violate any law applicable to Merger Sub, except for such conflicts or violations which would not, individually or in the aggregate, have a Parent Material Adverse Effect, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any property or asset of Merger Sub is bound or affected, except for any such breaches or defaults which would not materially impair the ability of Merger Sub to consummate the transactions contemplated hereby.

                  (d) Required Filings and Consents. The execution and delivery of this Agreement by Merger Sub does not, and the consummation by Merger Sub of the transactions contemplated hereby will not require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administration, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state "blue sky" laws or takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by New Jersey Law, and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications would not materially impair the ability of Merger Sub to consummate the transactions contemplated hereby.

                  4. Further Assurances. From time to time prior to the Effective Time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and the Merger Agreement.

                  5. Additional Covenants of the Stockholders.

                  (a) Filings. Each Stockholder shall furnish to Merger Sub all information regarding such Stockholder and his Subject Shares that is required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including, without limitation, all information required to be included in the Proxy Statement, a Schedule 13D filing and a Schedule 13e-3 filing, if such filings are required to be filed under the Exchange Act) in connection with the Transactions. Each Stockholder hereby permits Merger Sub and the Company to publish and disclose in the Proxy Statement its identity and ownership of Existing Shares, and the terms of this Agreement.

                  (b) No Shop. Each Stockholder, in its capacity as a stockholder, shall not directly or indirectly (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person to acquire any of the business, property or capital stock of the Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer, consolidation, leveraged buyout or other transaction or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or assist or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing.

                  6. Termination. This Agreement (other than Sections 6, 7 and 8 hereof) shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest to occur of (a) the Effective Time, (b) the date the Merger Agreement is terminated pursuant to any provision of Section 7.1 (other than Sections 7.1(b)(iii), 7.1(c), 7.1(d) or 7.1(e) thereof), or (c) six months (the "Tail") following the date that the Merger Agreement is terminated pursuant to Sections 7.1(b)(iii), 7.1(c), 7.1(d) or 7.1(e) thereof; provided, that during the Tail, none of the provisions of this Agreement (other than Sections 1, 5(b), 6, 7 and 8 hereof) shall have any force or effect; provided, further, that during the Tail, notwithstanding anything contained in Section 1(c) to the contrary, any Stockholder may (i) Transfer, free of any of the requirements of this Agreement, a number of its Subject Shares, up to the greater of (x) 15% of the Subject Shares held by such Stockholder as of the date hereof or (y) 10,000 shares of Company Common Stock and (ii) Transfer any and all other Subject Shares (subject to the requirements of this Agreement), provided the proposed transferee of such shares must agree to take such shares subject to, and to be fully bound by, the terms of this Agreement by executing a joinder to this Agreement substantially in the form attached hereto as Exhibit B and delivering such executed joinder to the Secretary of Merger Sub as soon as reasonably practicable after such Transfer. Notwithstanding anything contained herein to the contrary, nothing in this Section 6 shall relieve any party of liability for breach of this Agreement.

                  7. Capture.

                  (a) In the event that the transactions contemplated by the Merger Agreement are not consummated due to a breach of this Agreement by any Stockholder and any Subject Shares of a Stockholder are sold, transferred, exchanged, canceled or disposed of in connection with or as a result of any Acquisition Transaction by a Third Party which is executed or consummated within twelve (12) months following the date that the Merger Agreement is terminated (an "Alternative Disposition") then, in lieu of any remedies at law, but in addition to the remedies at equity for breach of this Agreement (including, without limitation, specific performance and injunctive relief but excluding additional money damages), on the closing of such Alternative Disposition, such Stockholders shall tender and pay to, or shall cause to be tendered and paid to, Cornerstone (or its designee), in immediately available funds, all of the Profit (as defined below) realized by such Stockholders from such Alternative Disposition. Subject to Section 7(b), "Profit" shall mean an amount equal to the excess, if any, of (i) the Alternative Transaction Consideration (as defined below) over (ii) the Current Transaction Consideration (as defined below). If the Alternative Transaction Consideration includes any consideration other than cash, such Stockholders may, if not prohibited from transferring any such consideration to Cornerstone (or its designee), transfer, in lieu of cash, a pro rata portion (based on the proportion of the non-cash consideration to the aggregate consideration) of the Profit represented by such other forms of consideration. "Alternative Transaction Consideration" shall mean all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by such Stockholders and their affiliates in connection with or as a result of such Alternative Disposition or any agreements or arrangements (including, without limitation, any employment agreement (except a bona fide employment agreement pursuant to which a Stockholder is required to devote, and under which such Stockholder in good faith intends to devote, substantially all of his business time and effort to the performance of executive services for the Company in a manner substantially similar to such Stockholder's current employment arrangements with the Company), consulting agreement, non-competition agreement, confidentiality agreement, settlement agreement or release agreement) entered into, directly or indirectly, by such Stockholders or any of their affiliates as a part of, or in connection with, the Alternative Disposition or the associated Acquisition Transaction. "Current Transaction Consideration" shall mean all amounts to be received, directly or indirectly, by such Stockholders pursuant to
Article I of the Merger Agreement as such Article I may be amended from time to time.

                  (b) For purposes of determining Profits under this Section 7:
(i) all securities that are publicly traded within the United States (which shall not include any securities to the extent that they may not be freely sold within the three month period following the closing of the transaction under Rule 145 under the Securities Act or any similar regulation) shall be valued at the average of the closing prices for the five trading days ending on the date on which the Alternative Disposition closes; (ii) all other non-cash items shall be valued based upon the fair market value thereof as of the date of closing of the Alternative Disposition as determined by an independent expert selected by Cornerstone and who is reasonably acceptable to such Stockholder; (iii) all deferred payments or consideration shall be discounted to reflect a market rate of net present value thereof as determined by the above-referenced independent expert; and (iv) if less than all of a Stockholder's Subject Shares are subject to the Alternative Disposition, the Current Transaction Consideration shall be deemed to be an amount equal to the Current Transaction Consideration multiplied by a fraction, the numerator of which is the number of such Stockholder's Subject Shares sold, transferred, exchanged, canceled or disposed of in such Alternative Disposition and the denominator of which is the total number of such Stockholder's Subject Shares. In the event any contingent payments are included in the consideration for the Alternative Disposition, upon receipt of any such contingent payment, such Stockholder will promptly transfer to Cornerstone any additional amounts that would have been transferred to Cornerstone upon the completion of the Alternative Disposition if such contingent payment had been received at such time.

                  8. Expenses. In the event that the Merger is consummated pursuant to the Merger Agreement, all reasonable legal fees and reasonable out-of-pocket expenses incurred by the Stockholders in connection with the negotiation of this Agreement shall be borne by the Surviving Corporation. In the event that the Merger is not consummated for any reason, Merger Sub shall have no responsibility for any fees or expenses incurred by the Stockholders.

                  9. Legend. All of the Subject Shares of each Stockholder shall be represented by certificates that bear the following legend (and the Company hereby agrees to issue all certificates for such Subject Shares with such legend):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF A VOTING AGREEMENT AND IRREVOCABLE PROXY, DATED AS OF JUNE __, 2002 (THE "AGREEMENT"). A COPY OF THE AGREEMENT MAY BE OBTAINED FROM THE CORPORATION FREE OF CHARGE. THE TERMS AND CONDITIONS OF THE AGREEMENT ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE. BY ACCEPTANCE HEREOF, THE HOLDER OF THIS CERTIFICATE AGREES TO COMPLY IN ALL RESPECTS WITH THE REQUIREMENTS OF THE AGREEMENT.

                  10. General Provisions.

                  (a) Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the party to be charged therewith.

                  (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

                  (i) if to Merger Sub:

                           c/o Cornerstone Equity Investors LLC
                           717 Fifth Avenue
                           Suite 1100
                           New York, New York  10022
                           Telecopy:        (212) 826-6798
                           Attention:       Dana O'Brien
                                            Stephen Larson


                           with copies (which shall not constitute notice) to:

                           Kirkland & Ellis
                           Citicorp Center
                           153 East 53rd Street
                           New York, New York  10022
                           Telecopy:        (212) 446-4900
                           Attention:       Frederick Tanne, Esq.


                  (ii) if to the Company, to:

                           Vestcom International, Inc.
                           5 Henderson Drive
                           West Caldwell, NJ  07006
                           Telecopy No.:    (973) 882-[____]

                           with a copy (which shall not constitute notice) to:

                           Lowenstein Sandler PC
                           65 Livingston Avenue
                           Roseland, NJ  07068
                           Telecopy No.:    (973) 597-2351


                  (iii) if to the Stockholders, to:

                           Joel Cartun
                           5 Henderson Drive
                           West Caldwell, NJ  07006
                           Telecopy No.:    (973) 882-[____]

                  (c) Interpretation. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 12, 2002.

                  (d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  (e) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                  (g) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in Merger Sub's sole discretion, any or all of their respective rights, interests and obligations hereunder to any affiliate of Merger Sub (including Cornerstone and its affiliates). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

                  (h) Enforcement; Governing Law; Jurisdiction; Waiver of Jury Trial.

                           (i) The parties hereto agree that irreparable damage
would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity (except as otherwise provided in Section 7).

                           (ii) The provisions of this Agreement shall be
governed by and construed in accordance with the laws of the State of New Jersey (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each of the Stockholders, the Company and Merger Sub hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New Jersey and of the United States of America located in the State of New Jersey (the "New Jersey Courts") in any action or proceeding arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New Jersey Courts and agrees not to plead or claim in any New Jersey Court that such litigation brought therein has been brought in an inconvenient forum. Each of the Stockholders, the Company and Merger Sub irrevocably appoints, to the extent that such party is not a resident of the State of New Jersey, Corporate Service Company, 830 Bear Tavern Road, West Trenton, New Jersey 08628 as its agent in the State of New Jersey for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of New Jersey. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

                  (i) Stockholder Capacity. No person executing this Agreement who is or becomes during the term of this Agreement a member of the Board of Directors of the Company makes any agreement in his capacity as a member of the Board of Directors. Each Stockholder is executing and delivering this Agreement solely in Stockholder's capacity as the record and beneficial owner of the Stockholder's Subject Shares.

                  (j) Obligations Several. Notwithstanding anything contained herein to the contrary, the obligations of the Stockholders hereunder shall be several and not joint, and as any Stockholder's obligations pertain to any Subject Shares, such obligations shall pertain solely to the Subject Shares that are owned of record and beneficially by such Stockholder.

                                *   *   *   *   *

                  IN WITNESS WHEREOF, Merger Sub, the Company and the Stockholders have caused this Agreement to be executed as of the date first written above.



                                          VECTOR MERGER CORP.



                                          By:      /s/ Stephen L. Larson
                                                   -----------------------------
                                                   Name:  Stephen L. Larson
                                                   Title: Secretary


                                          STOCKHOLDERS

                                          /s/ Joel Cartun
                                          --------------------------------------
                                          Joel Cartun

                                          /s/ Brendan Keating
                                          --------------------------------------
                                          Brendan Keating

                                          /s/ Michael Helfand
                                          --------------------------------------
                                          Michael Helfand

                                          /s/ Steve Bardwell
                                          --------------------------------------
                                          Steve Bardwell


                                          SUSAN CARTUN, as Trustee for
                                              JEFFREY CARTUN INVESTMENT TRUST
                                              D/T/D 12/10/96


                                          By:      /s/ Susan Cartun
                                                   -----------------------------
                                                   Name:  Susan Cartun
                                                   Title:

                                          SUSAN CARTUN, as Trustee for
                                              ALISSA CARTUN INVESTMENT TRUST
                                              D/T/D 12/10/96


                                          By:      /s/ Susan Cartun
                                                   -----------------------------
                                                   Name:  Susan Cartun
                                                   Title:

                                          FOR PURPOSES OF SECTION 9 ONLY:

                                          VESTCOM INTERNATIONAL, INC.



                                          By:      /s/ Brendan Keating
                                                   -----------------------------
                                                   Name:  Brendan Keating
                                                   Title:

                                  SCHEDULE 2(c)

------------------------------------------------------------- ------------------------------ ------------------------------
                                                                Existing Shares Owned by
                    Name of Stockholder                                Stockholder           Options Owned by Stockholder
------------------------------------------------------------- ------------------------------ ------------------------------
Joel Cartun                                                             1,346,500                              0
------------------------------------------------------------- ------------------------------ ------------------------------
Susan Cartun, as Trustee for
  Jeffrey Cartun Investment Trust d/t/d/ 12/10/96                         100,000                              0
------------------------------------------------------------- ------------------------------ ------------------------------
Susan Cartun, as Trustee for
  Alissa Cartun Investment Trust d/t/d/ 12/10/96                          100,000                              0
------------------------------------------------------------- ------------------------------ ------------------------------
Brendan Keating                                                            77,800                        195,000
------------------------------------------------------------- ------------------------------ ------------------------------
Steve Bardwell                                                            192,500                         70,000
------------------------------------------------------------- ------------------------------ ------------------------------
Michael Helfand                                                            13,000                         70,000
                                                                           ------                         ------
------------------------------------------------------------- ------------------------------ ------------------------------
         Total                                                          1,829,800                        335,000
------------------------------------------------------------- ------------------------------ ------------------------------

                                                                       EXHIBIT A

                            FORM OF IRREVOCABLE PROXY

         By its execution hereof, and in order to secure its obligations under the Voting Agreement (the "Agreement") of even date herewith among Vector Merger Corp., a New Jersey corporation ("Merger Sub"), the undersigned (the "Stockholder") and, for purposes of Section 9 only, Vestcom International, Inc., Stockholder hereby irrevocably constitutes and appoints Merger Sub and its successors and assigns, with full power of substitution and resubstitution, from the date hereof to the termination of the Agreement, as Stockholder's true and lawful attorney and proxy (its "Proxy"), for and in Stockholder's name, place and stead to vote the Subject Shares of Stockholder as Stockholder's Proxy at every annual, special or adjourned meeting of shareholders of the Company, and to sign on behalf of Stockholder (as a shareholder of the Company) any ballot, proxy, consent, certificate or other document relating to the Company that law permits or requires, in a manner consistent with the Agreement. This Proxy is coupled with interest and Stockholder intends this Proxy to be irrevocable to the fullest extent permitted by law. Stockholder hereby revokes any proxy previously granted by Stockholder with respect to his Subject Shares. This Proxy will terminate, and by of no further force and effect, at the time and under the circumstances that the Agreement terminates. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

                  IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy this 12th day of June, 2002.




                                      STOCKHOLDER:


                                      ------------------------------------

                                                                       EXHIBIT B

                               FORM OF JOINDER TO
                                VOTING AGREEMENT


                  THIS JOINDER to the Voting Agreement (the "Agreement"), dated as of June 12, 2002 (this "Agreement") by and among Vector Merger Corp., a New Jersey corporation ("Merger Sub"); each of Joel Cartun, Susan Cartun, as Trustee for Jeffrey Cartun Investment Trust d/t/d 12/10/96, Susan Cartun, as Trustee for the Alissa Cartun Investment Trust d/t/d 12/10/96, Brendan Keating, Michael Helfand and Steve Bardwell; and, for purposes of Section 9 only, Vestcom International, Inc., a New Jersey corporation, is made and entered into as of __________ by and between Merger Sub and _____________ ("Holder"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

                  WHEREAS, Holder has acquired certain Subject Shares and the Agreement and Merger Sub require Holder, as a holder of such Subject Shares, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

                  1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, if shall become a party to the Agreement and shall be fully bound by, and subject to, all the covenants, terms and conditions of this Agreement as though an original party thereto and shall be deemed a Stockholder for all purposes thereof. In addition, Holder hereby agrees that all shares of Company Common Stock held by Holder shall be deemed Subject Shares for all purposes of this Agreement.

                  2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind the inure to the benefit of and be enforceable by Merger Sub and its successors, heirs and assigns and Holder and any subsequent holder of Subject Shares and the respective successors, heirs and assigns of each of them, so long as they hold any Subject Shares.

                  3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  4. Notices. For purposes of Section 10(b) of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

                                    [Name]
                                    [Address]
                                    [Facsimile Number]

                  5. Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect in any rules, principles or provisions of choice of law or conflict of laws.

                  6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

                               *   *   *   *   *

                  IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.


                                          VECTOR MERGER CORP.

                                          By:
                                                   -----------------------------
                                                   Name:
                                                   Title:


                                          [HOLDER]

                                          By:
                                                   -----------------------------
                                                   Name:
                                                   Title: